Exhibit 10.2

WESTMORELAND COAL COMPANY

Restricted Stock Unit Agreement
Amended and Restated 2007 Equity Incentive Plan for Employees and Non-Employee Directors

Name of Recipient:

Number of restricted stock units awarded:

Grant Date:

Westmoreland Coal Company (the “Company”) has selected you (the “Recipient”) to receive the restricted stock unit award described above, which is subject to the provisions of the Company’s 2007 Equity Incentive Plan for Employees and Non-Employee Directors (the “Plan”) and the terms and conditions contained in this Restricted Stock Unit Agreement (this “Agreement”).  The terms and conditions of the award of restricted stock units (the “RSUs”) made to the Recipient are as follows:

1.             Issuance of Restricted Stock Units.

(a)           The RSUs are issued to the Recipient on the Grant Date set forth above, in consideration of employment services rendered and to be rendered by the Recipient to the Company.  Each RSU represents the right to receive one share of the Company’s common stock, $2.50 par value per share (the “Common Stock”) upon vesting in accordance with the vesting schedule set forth in Section 2.  Alternatively, the Company may elect at any time prior to the vesting date, in lieu of issuing Common Stock, to pay the Recipient cash equal to the fair market value of the Common Stock as to which rights have vested.  The Company may make such election by notifying you in writing of its intention to pay cash in lieu of issuing stock on the vesting date.  The fair market value will be the value of the Common Stock on the vesting date, determined based on the closing price of the Common Stock on the principal U.S. exchange on which the Common Stock is traded on the vesting date.  Unless and until the RSUs vest, Recipient will have no right to receive shares of Common Stock.

(b)           The shares of Common Stock issuable upon vesting of the RSUs (the “RSU Shares”) shall be deemed issued to you and outstanding as of the vesting date.  You will be considered a shareholder as to the RSU Shares as of the vesting date.  Notwithstanding any other provisions of this Agreement, the Company shall not be obligated to issue or deliver any RSU Shares if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority, and the issuance or delivery of any RSU Shares may be postponed for such period as may be required to comply with any requirements under any law or regulation applicable to the issuance or delivery of such shares.  The Recipient agrees that his or her right to receive the RSU Shares shall be subject to the vesting schedule set forth in Section 2 of this Agreement, the termination provisions set forth in Section 3 of this Agreement, and the restrictions on transfer set forth in Section 4 of this Agreement.

2.             Vesting.

(a)           Vesting Schedule.  Unless otherwise provided in this Agreement or the Plan, the RSUs shall vest in accordance with the following vesting schedule:  one-third of the total number of RSUs shall vest on the first anniversary of the Grant Date and one-third of the total number of RSUs shall vest at the end of each successive twelve-month period following the first anniversary of the Grant Date, through and including the third anniversary of the Grant Date.  Any fractional number of Restricted Stock Units resulting from the application of the foregoing percentages shall be rounded down to the nearest whole number of RSUs.

(b)           Acceleration of Vesting.  Notwithstanding the foregoing vesting schedule, all unvested RSUs shall vest effective immediately prior to (i) a Change in Control Event (as defined in the Plan) or (ii) the death, Disability (as defined below) or Qualifying Retirement (as defined below) of the Recipient.

(c)           Definitions.  For purposes of this Agreement:

(i)            “Disability” means:  (A) if the Recipient’s employment with the Company is subject to the terms of an employment agreement between the Recipient and the Company, which employment agreement includes a definition of “Disability,” the term “Disability” as used in this Agreement shall have the meaning set forth in such employment agreement during the period that such employment agreement remains in effect; (B) in the absence of such an agreement, the term “Disability” as used in the Company’s long-term disability plan, if any; or (C) if neither clause (A) nor clause (B) is applicable, a physical or mental infirmity which impairs the Recipient’s ability to substantially perform his or her duties for a period of 180 consecutive days.

(ii)           A “Qualifying Retirement” means retirement by the Recipient after the Recipient has both (1) attained the age of 62 and (2) completed at least twenty years of employment with the Company.

(d)           Reorganization Event.  If the Company undergoes a Reorganization Event (as defined in the Plan) other than a liquidation or dissolution, the RSUs will represent a right to receive the cash, securities or other property into which the Common Stock of the Company was converted or for which it was exchanged pursuant to the Reorganization Event.  Upon a liquidation or dissolution of the Company, all restrictions and conditions on all RSUs are automatically deemed terminated or satisfied.

3.             Termination of Unvested Restricted Stock Units Upon Employment Termination.  In the event that the Recipient ceases to be employed by the Company for any reason or no reason, with or without cause (except as provided in Section 2(b) above), all of the RSUs that are unvested as of the time of such employment termination shall be terminated immediately and automatically, without the payment of any consideration to the Recipient, effective as of such termination of employment.  The Recipient shall have no further rights with respect to any RSUs that are so terminated, and shall have no further right to receive any RSU Shares (or cash equivalent).  If the Recipient is employed by a subsidiary of the Company, any references in this Agreement to employment with the Company shall instead be deemed to refer to employment with such subsidiary.

4.             Restrictions on Transfer.  The Recipient shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise (collectively “transfer”) any RSUs, or any interest therein, until such RSUs have vested.   The Company shall not be required to treat as owner of such RSUs any transferee to whom such RSUs have been transferred in violation of any of the provisions of this Agreement.

5.             Rights as a Shareholder.  Until vested in accordance with Section 2, the Recipient shall have no right to vote the RSU Shares or to act in respect of the RSU Shares at any meeting of shareholders and is not entitled to any dividends paid with respect to the RSU Shares.

6.             Provisions of the Plan.  This Agreement is subject to the provisions of the Plan, a copy of which will be furnished to you upon your request.

7.             Tax Matters.

(a)           Acknowledgments.  The Recipient acknowledges that he or she is responsible for obtaining the advice of the Recipient’s own tax and financial advisors with respect to the federal and state tax considerations resulting from Recipient’s receipt of RSUs and the RSU Shares.  The Recipient understands that the Company will report to appropriate taxing authorities the payment to the Recipient of compensation income upon the vesting of the RSUs.  The Recipient understands that the Recipient (and not the Company) shall be responsible for the Recipient’s federal and state tax liability that may arise in connection with the acquisition, vesting and/or disposition of the RSUs and the RSU Shares.

(b)           Withholding.  The Recipient acknowledges and agrees that the Company has the right to deduct from payments of any kind otherwise due to the Recipient any federal, state, local or other taxes of any kind required by law to be withheld with respect to the RSUs and the RSU Shares.  On each date on which RSUs vest, the Company shall deliver written notice to the Recipient of the amount of withholding taxes due with respect to the vesting of the RSUs that vest on such date; provided, however, that the total tax withholding cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).  In satisfaction of its withholding obligations, the Company shall reduce the number of RSU Shares deliverable to Recipient in respect of such vesting by the number of RSU Shares that have a fair market value on such vesting date (calculated using the last reported sale price of the common stock of the Company on the principal stock exchange on which the Common Stock is traded on such vesting date) equal to the amount of the Company’s tax withholding obligation in connection with the vesting of such RSUs.  Any fractional number of RSU Shares resulting from tax withholding shall be rounded up to the nearest whole number of RSU Shares. With respect to tax withholding amounts, the Company has all of the rights specified in Section 7 of this Agreement and has no obligations to the Recipient except as expressly stated in Section 7 of this Agreement.

8.             Miscellaneous.

(a)           Authority of Compensation and Benefits Committee.  In making any decisions or taking any actions with respect to the matters covered by this Agreement, the Compensation and Benefits Committee shall have all of the authority and discretion, and shall be subject to all of the protections, provided for in the Plan.  All decisions and actions by the Compensation and Benefits

Committee with respect to this Agreement shall be made in the Compensation and Benefits Committee’s discretion and shall be final and binding on the Recipient.

(b)           No Right to Continued Employment.  The Recipient acknowledges and agrees that, notwithstanding the fact that the vesting of the RSUs is contingent upon his or her continued employment by the Company, this Agreement does not constitute an express or implied promise of continued employment or confer upon the Recipient any rights with respect to continued employment by the Company.

(c)           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law provisions.

(d)           Conflicts and Interpretation.  In the event of any conflict between this Agreement and the Plan, this Agreement shall control.  In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern, including, without limitation, the provisions thereof pursuant to which the Compensation and Benefits Committee has the power, among others, to (i) interpret the Plan, (ii) amend and repeal administrative rules, guidelines and practices relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

(e)           Compliance with Code Section 409A.  The RSUs granted under this Agreement are intended to fit within the “short-term deferral” exemption from section 409A of the Internal Revenue Code.  In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption.

(f)            Recipient’s Acknowledgments.  The Recipient acknowledges that he or she has read this Agreement, has read the Plan and the Information About Restricted Stock Units (“Information”), and understands the terms and conditions of this Agreement, the Plan and the Information.

WESTMORELAND COAL COMPANY

By:
	Name:	Keith E. Alessi
	Title:	President and Chief Executive Officer
Accepted and Agreed:

Name: